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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                               September 19, 2000

MyPoints.com, Inc.
100 California Street
11th Floor
San Francisco, CA 94111

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 19, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,367,811 shares of your Common Stock, par value $0.001 per share (the "Shares"), (i) 1,184,000 shares of which are to be issued pursuant to options under the CyberGold, Inc. 1996 Stock Option Plan and (ii) 1,183,811 shares of which are to be issued pursuant to options under the CyberGold, Inc. 1999 Omnibus Equity Incentive Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI
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